Exhibit 1

AGREEMENT

Each of the undersigned, pursuant to Rule 13d-1(k)(l) under the Securities Exchange Act of 1934, as amended, hereby agrees that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Citizens South Banking Corporation, and that the amended Schedule 13G to which this Agreement is appended as Exhibit 1 is to be filed with the Securities and Exchange Commission on behalf of each of the undersigned on or about the date hereof.

EXECUTED as a sealed instrument this 27th day of February, 2009.

Mendon Capital Advisors Corp.

By:	/s/ Anton V. Schutz
By: Anton V. Schutz
Its: President

/s/ Anton V. Schutz
Anton V. Schutz